EXHIBIT 99.1

Hooker Furniture Reports Higher Income on Improved Sales in Third Quarter

MARTINSVILLE, Va., Dec. 10, 2015 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported net sales of $65.3 million and net income of $4.6 million, or $0.43 per share, for its fiscal 2016 third quarter ended November 1, 2015.

For the fiscal 2016 third quarter, consolidated net sales increased 3.4%, or $2.2 million, to $65.3 million. Net income increased 44.5% or $1.4 million, to $4.6 million, or $0.43 per share, compared to $0.30 per share in last year's third quarter.

For the fiscal 2016 first nine months, net sales increased 3.9%, or $7.0 million, to $186.4 million. Net income increased 45% or $3.8 million, to $12 million, or $1.11 per share, compared to $0.77 per share in the prior-year period.

"Our ability to leverage modest sales growth into a 45% improvement in net income this quarter is gratifying," said Paul B. Toms Jr., chairman and chief executive officer.

In the fiscal 2016 quarter and year-to-date periods, net sales increases were driven by higher average selling prices, partially offset by slightly lower unit volume. Unit volume decreased 1.0% and 0.6%, respectively, for the fiscal 2016 quarterly and nine-month periods.

Consolidated operating profitability increased in the quarter and year to date periods by 36% and 41.5% respectively, driven by improved performance in both the casegoods and upholstery segments during each period.

In the casegoods segment, profitability was bolstered by higher sales, decreased discounting, continuing favorable freight rates and lower quality-related costs.

While consolidated upholstery sales were down slightly from a year ago, the segment increased operating income approximately 50% in the third quarter and nearly doubled operating income in the first nine months of fiscal 2016 due to "continued improvements in manufacturing efficiencies, stable costs and a return on some of our investments in people, equipment and systems," Toms said.

"Overall profitability also benefitted from a positive contribution from the H Contract line of senior living furnishings, which achieved operating profitability for the fiscal 2016 third quarter and first nine months, as well as reduced operating losses in the Homeware division. In addition to generating good operating profitability, H Contract's net sales are growing faster than projected," Toms said. "Homeware has been slower to gain traction; however, we expect to see positive impacts of a recent strategy change at Homeware next year."

Cash, Inventory and Debt

"Our inventory position is excellent," Toms said. "We are over 95% in stock on best sellers, both in Asia and the U.S., as we enter the fourth quarter."

The Company generated approximately $17 million in operating cash flow during the first nine-months of fiscal 2016 and cash and cash equivalents stood at $49.5 million at November 1, 2015, up nearly $11 million from February 1, 2015.

The Company had no long-term debt at November 1, 2015 and had $13.3 million available on its $15.0 million revolving credit facility, net of $1.7 million reserved for standby letters of credit.

Business Outlook

As the Company enters the historically strong fourth quarter, "We've seen a bit of a lull in incoming orders versus the same period a year ago. We attribute this to a slight pull-back in existing home sales and consumer confidence and believe this is a temporary lapse in the housing recovery," Toms said. "We are promoting more aggressively in all divisions. In addition, our top-selling casegoods collection from the most recent October market is expected to hit retail floors in December and January, which will favorably impact the fourth quarter," Toms said.

"Despite this temporary slow-down, we believe the fundamentals of the economy impacting our industry are strong and we see plenty of recovery left in the housing market. Millennials are entering the life stage in which they're beginning families and buying homes. Housing remains affordable, unemployment is low, consumer confidence is relatively high, interest rates are at historically low levels and wages are growing. We believe we are very well-positioned to continue to perform at a high level of efficiency and to capitalize on improved demand, when it returns," Toms concluded.

Dividends

On December 1, 2015, the Company's board of directors declared a quarterly cash dividend of $0.10 per share, payable on December 31, 2015 to shareholders of record at December 15, 2015.

Conference Call Details

Hooker Furniture will present its fiscal 2016 third quarter results via teleconference and live internet web cast on Thursday afternoon, December 10, 2015 at 2:00 PM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2014 shipments to U.S. retailers, Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 91st year of business. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture primarily in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include: Bradington-Young, a specialist in upscale motion and stationary leather furniture; Sam Moore Furniture, a specialist in fabric upholstery with an emphasis on cover-to-frame customization; and Hooker Upholstery, which focuses on imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, and hcontractfurniture.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) our ability to successfully implement our business plan to increase sales and improve financial performance; (3) the cost and difficulty of marketing and selling our products in foreign markets; (4) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (5) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (6) when or whether our new business initiatives, including, among others, H Contract and Homeware, become profitable; (7) price competition in the furniture industry; (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (10) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (12) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (13) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (14) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (15) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (16) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (17) capital requirements and costs; (18) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (19) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (20) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (21) higher than expected employee medical costs; and (22) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2015. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1,	November 2,	November 1,	November 2,
	2015	2014	2015	2014

Net sales	$ 65,338	$ 63,168	$ 186,434	$ 179,447

Cost of sales	47,173	47,137	135,801	134,149

Gross profit	18,165	16,031	50,633	45,298

Selling and administrative expenses	11,525	11,148	32,892	32,758

Operating income	6,640	4,883	17,741	12,540

Other income, net	33	85	216	183

Income before income taxes	6,673	4,968	17,957	12,723

Income tax expense	2,043	1,764	5,917	4,443

Net income	$ 4,630	$ 3,204	$ 12,040	$ 8,280

Earnings per share:
Basic	$ 0.43	$ 0.30	$ 1.11	$ 0.77
Diluted	$ 0.43	$ 0.30	$ 1.11	$ 0.77

Weighted average shares outstanding:
Basic	10,787	10,742	10,775	10,733
Diluted	10,809	10,771	10,802	10,766

Cash dividends declared per share	$ 0.10	$ 0.10	$ 0.30	$ 0.30

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1,	November 2,	November 1,	November 2,
	2015	2014	2015	2014

Net Income	$ 4,630	$ 3,204	$ 12,040	$ 8,280
Other comprehensive income:
Amortization of actuarial loss (gain)	44	(13)	134	(38)
Income tax effect on amortization	(16)	11	(50)	20
Other comprehensive income, net of tax	28	(2)	84	(18)

Comprehensive Income	$ 4,658	$ 3,202	$ 12,124	$ 8,262

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
	November 1,
	2015	February 1,
	(unaudited)	2015
Assets
Current assets
Cash and cash equivalents	$ 49,474	$ 38,663
Accounts receivable, less allowance for doubtful accounts of $1,092 and $1,329, respectively	30,655	32,245
Inventories	42,019	44,973
Prepaid expenses and other current assets	2,456	2,353
Deferred taxes	1,565	1,704
Total current assets	126,169	119,938
Property, plant and equipment, net	22,896	22,824
Cash surrender value of life insurance policies	21,617	20,373
Deferred taxes	4,057	4,188
Intangible assets	1,382	1,382
Other assets	2,300	2,050
Total assets	$ 178,421	$ 170,755

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 8,098	$ 10,293
Accrued salaries, wages and benefits	4,713	4,824
Income tax accrual	1,141	1,368
Accrued commissions	882	916
Customer deposits	911	853
Other accrued expenses	911	813
Total current liabilities	16,656	19,067
Deferred compensation	8,714	8,329
Income tax accrual	165	90
Other long-term liabilities	400	360
Total long-term liabilities	9,279	8,779
Total liabilities	$ 25,935	$ 27,846

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,812 and 10,774 shares issued and outstanding on each date	18,546	17,852
Retained earnings	134,191	125,392
Accumulated other comprehensive loss	(251)	(335)
Total shareholders' equity	152,486	142,909
Total liabilities and shareholders' equity	$ 178,421	$ 170,755

TABLE IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For The
	Thirty-Nine Weeks Ended
	November 1,	November 2,
	2015	2014
Operating Activities:
Net income	$ 12,040	$ 8,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,082	1,927
Loss/(Gain) on disposal of assets	41	(37)
Deferred income tax expense	346	274
Non-cash restricted stock and performance awards	566	405
Provision for doubtful accounts	(132)	728
Changes in assets and liabilities
Trade accounts receivable	1,722	(1,220)
Inventories	2,954	1,584
Income tax recoverable	--	682
Gain on life insurance policies	(675)	(586)
Prepaid expenses and other current assets	(269)	(612)
Trade accounts payable	(2,214)	2,248
Accrued salaries, wages and benefits	47	614
Accrued income taxes	(228)	1,167
Accrued commissions	(34)	(35)
Customer deposits	58	65
Other accrued expenses	99	139
Deferred compensation	439	136
Other long-term liabilities	40	41
Net cash provided by operating activities	16,882	15,800

Investing Activities:
Purchases of property, plant and equipment	(2,177)	(2,460)
Proceeds received on notes for sale of assets	23	24
Proceeds from sale of property and equipment	--	69
Premiums paid on life insurance policies	(676)	(758)
Net cash used in investing activities	(2,830)	(3,125)

Financing Activities:
Cash dividends paid	(3,241)	(3,229)
Net cash used in financing activities	(3,241)	(3,229)

Net increase in cash and cash equivalents	10,811	9,446
Cash and cash equivalents at the beginning of year	38,663	23,882
Cash and cash equivalents at the end of quarter	$ 49,474	$ 33,328

Supplemental schedule of cash flow information:
Income taxes paid, net	$ (5,779)	$ (2,311)

Supplemental schedule of non-cash investing activities:
Increase in property and equipment through accrued purchases	$ 18	$ --

CONTACT: For more information, contact:
         Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt,
         Senior Vice-President, Chief Financial Officer
         Phone: (276) 632-2133